TRANSAMERICA FUNDS

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

J.P. MORGAN INVESTMENT MANAGEMENT INC.

THIS AMENDMENT is made as of September 30, 2022, to the Investment Sub-Advisory Agreement dated as of November 7, 2005, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. (“TAM”) and J.P. Morgan Investment Management Inc. (“JPMorgan”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

PORTFOLIOS	SUB-ADVISER COMPENSATION[1]

Transamerica Balanced II2	0.15% of the first $2 billion; 0.13% over $2 billion up to $3 billion; 0.12% over $3 billion and up to $4 billion; and 0.11% over $4 billion.[3]

Transamerica Multi-Managed Balanced[2]	0.15% of the first $2 billion; 0.13% over $2 billion up to $3 billion; 0.12% over $3 billion and up to $4 billion; and 0.11% over $4 billion.[3]

[1]	As a percentage of average daily net assets on an annual basis.
[2]	With respect to such portion of the Fund’s assets as shall be allocated to JPMorgan by TAM from time to time.
[3]

The sub-advisory fees are determined based on the aggregate average daily net assets of the portions of the assets of (i) Transamerica Balanced II and Transamerica Multi-Managed Balanced, each a series of the Trust (ii) Transamerica JPMorgan Enhanced Index VP and Transamerica Multi-Managed Balanced VP, each a series of Transamerica Series Trust, and (iii) Aegon Balanced Retirement Opportunities a separately managed account of Transamerica Life Insurance Company, that are sub-advised by JPMorgan. This contractual fee schedule is to be discounted by 25% so long as aggregate assets in the strategies are above $1.5 billion.

In all other respects, the Agreement is confirmed and remains in full force and effect.

[signature page follows]

The parties hereto have caused this amendment to be executed as of September 30, 2022.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Robert Kravantka
Name:	Robert Kravantka
Title:	Vice President